EXHIBIT 99.1

BRP Group, Inc. Announces Acquisition of Insurance Risk Partners, LLC
- Expands BKS-Partners’ Complex Risk Management and Placement Capabilities -
TAMPA, Fla. - April 1, 2020 - BRP Group, Inc. (“BRP Group” or the “Company”) (NASDAQ: BRP), a rapidly growing independent insurance distribution firm delivering tailored insurance solutions, today announced that Baldwin Krystyn Sherman Partners, LLC, a subsidiary of BRP Group, has acquired substantially all assets of Insurance Risk Partners, LLC (“IRP”), an Oklahoma City-based provider of P&C insurance and additional consulting services. IRP generated annual revenues of approximately $7.0 million.
IRP was formed in 2016 by industry veterans Paul and David Brown, and Patrick Truhlar, who have decades of insurance industry experience. Since its inception, IRP has been known by clients and industry partners for their technical approach to risk management and insurance placements that supports its fundamental belief that “People Deserve Insurance Done Right”. The firm’s client roster includes domestic and international infrastructure-focused private equity firms and their investment subsidiaries, publicly-traded utilities, independent power generation facilities, and renewable power generation companies. Following this Partnership, BRP Group’s nomenclature for a strategic acquisition, IRP will become part of and transition over time to the Company’s BKS-Partners Operating Group and brand.
“We’re excited to be partnering with the successful and expertly skilled IRP team, which expands our capabilities within the rapidly growing mission-critical energy and infrastructure segment, while allowing us to better capitalize on upmarket opportunities throughout BRP. Given the current macro environment, we believe IRP’s clients and industry focus represent a unique combination of both economic defensibility as well as offering great growth prospects,” said Trevor Baldwin, Chief Executive Officer of BRP Group. “Paul, David and Patrick have built a fantastic business headquartered in the South-Central region based on technical expertise, with a large client focus in the U.S. as well as internationally. As a result of this new partnership we will expand our large account and technical insurance risk and placement capabilities in the U.S. and abroad.”
“We evaluated multiple alternatives to continue to support and fuel our rapid organic growth in our efforts to becoming a top 100 firm over the longer term. After a thorough process, we chose to join BRP Group at this early stage in our firm’s history because we believe the partnership will accelerate our top-line growth by leveraging BRP’s innovative service platform and unique capital structure,” said Paul Brown, Chief Executive Officer of IRP. “We want to build a great business together in which both our clients and our colleagues would be excited to be included. BKS-Partners has an unparalleled track record of investing in the tools and client capabilities that will position our firm for continued success. Our current clients can expect a smooth transition, and our colleagues are looking forward to the new opportunities that BRP Group provides.”
BKS-Partners works with clients across the country, providing them with best-in-class services and innovative risk solutions, and has been strategically expanding its geographic reach throughout the U.S.

ABOUT BRP GROUP, INC.
BRP Group, Inc. (NASDAQ: BRP) is a rapidly growing independent insurance distribution firm delivering tailored insurance and risk management insights and solutions that give our clients the peace of mind to pursue their purpose, passion and dreams. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits, and support our clients, Colleagues, Insurance Company Partners and communities through the deployment of vanguard resources and capital to drive our growth. BRP represents over 450,000 clients across the United States and internationally, with approximately 50 offices in seven states. For more information, please visit www.baldwinriskpartners.com. Learn more about BKS-Partners at www.bks-partners.com.
ABOUT INSURANCE RISK PARTNERS, LLC
Insurance Risk Partners, LLC is a fast growing agency offering P&C insurance and other consulting services to customers within its core niches, primarily the private equity, energy, infrastructure and power and renewable energy generation sectors. Headquartered in Oklahoma City, Oklahoma, IRP strives to make the client’s job easier when it comes to managing and transferring risk. IRP focuses on the client while providing the consultative insurance solutions, claims advocacy and technical support the client deserves. Since inception in 2016, IRP lives by the mantra “People Deserve Insurance Done Right.” Learn more at www.irpinsurance.com.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent BRP Group’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or BRP Group’s strategies or expectations, including those about this Partnership. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.
Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, those described under the caption “Risk Factors” in BRP Group’s Annual Report on Form 10-K for the year ended December 31, 2019, and in BRP Group’s other filings with the SEC, which are available free of charge on the Securities and Exchange Commission's website at: www.sec.gov, including those factors relevant to BRP Group’s integration of this Partnership, matters assessed in BRP Group’s due diligence and the business, financial condition and results of operations of BRP Group or this Partner, or both. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to BRP Group or to persons acting on behalf of BRP Group are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and BRP Group does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

CONTACTS

INVESTOR RELATIONS
Investor Relations
(813) 259-8032 | IR@baldwinriskpartners.com

PRESS
Rachel Carr, Marketing Director
Baldwin Risk Partners
(813) 418-5166 | Rachel.Carr@baldwinriskpartners.com